•MESTEK, INC.

260 North Elm Street Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed

(413) 568-9571

Westfield Massachusetts
August 14, 2003

Mestek today reported its second quarter 2003 results of operations:

MESTEK INC. (MCC)	EARNINGS DIGEST

Quarter ended June 30:	2003	2002

Revenues from continuing operations	$86,958,000	$90,630,000
Net income before unusual items (Non-GAAP Financial Measure)	1,369,000	1,615,000
Less Environmental Litigation/Remediation charges (net of tax)	(10,416,000)	(6,096,000)
Less Plant Shutdown charges (net of tax)	(462,000)	---
Net (loss) (GAAP Financial Measure)	($ 9,509,000)	($ 4,481,000)

Basic and Diluted earnings per share:
Net income before unusual items (Non-GAAP Financial Measure)	$0.16	$0.19
Less Environmental Litigation/Remediation charges (net of tax)	(1.20)	(0.70)
Less Plant Shutdown charges (net of tax)	(0.05)	---
Net (loss) (GAAP Financial Measure)	($ 1.09)	($ 0.51)
Basic and diluted weighted average shares outstanding	8,722,000	8,722,000

Six months ended June 30:

Revenues from continuing operations	$173,114,000	$179,691,000
Net income before unusual items (Non-GAAP Financial Measure)	3,000,000	3,131,000
Less Environmental Litigation/Remediation charges (net of tax)	(11,205,000)	(6,096,000)
Less Plant Shutdown charges (net of tax)	(462,000)	---
Less Goodwill Impairment charges (net of tax)	---	(29,334,000)
Net (loss) (GAAP Financial Measure)	($ 8,667,000)	($ 32,299,000)

Basic and Diluted earnings per share:
Net income before unusual items (Non-GAAP Financial Measure)	$0.34	$0.36
Less Environmental Litigation/Remediation charges (net of tax)	(1.28)	(0.70)
Less Plant Shutdown charges (net of tax)	(0.05)	---
Less Goodwill Impairment charges (net of tax)	---	(3.36)
Net (loss) (GAAP Financial Measure)	($ 0.99)	($ 3.70)
Basic and diluted weighted average shares outstanding	8,722,000	8,722,000

John E Reed, Chairman and CEO, indicated as follows:

Net Income Before Unusual Items (a “Non-GAAP Financial Measure”) for the quarter ended June 30, 2003 represents the Company’s after tax earnings exclusive of items which the Company believes are unusual in nature. Management believes that the unusual items identified, while not necessarily “nonrecurring”, are sufficiently anomalous to warrant the presentation of a separate financial measure which allows investors to evaluate the Company’s performance exclusive of these items. The unusual items consist of (1) disproportionately large Environmental Litigation and Remediation charges incurred in the second quarter of 2003 relating to a release of pollutants by the Company’s Met-Coil subsidiary prior to the Company’s acquisition in 2000 of that subsidiary, and (2) Plant Shutdown charges associated with the closure activity of manufacturing facilities in Bishopville, South Carolina (King National) and Scranton, Pennsylvania (Anemostat).